Exhibit 10.37

Identive Group 1900 Carnegie Ave., Bldg. B Santa Ana, CA 92705 USA

December 7, 2010

Mr. Felix Marx

Inge-Morath-Strasse 42h,

8045 Graz-Andritz,

Austria

Dear Felix:

Pursuant to paragraph 4(b) of the Employment Agreement, dated as of February 28, 2010, with effect from March 1, 2010, as amended by that certain Amendment to Employment Agreement, dated as of August 23, 2010 (the “Employment Agreement”), Identive Group, Inc. (the “Company”) and you (“You” or the “Executive”) hereby mutually agree to the termination of such Employment Agreement with effect from December 31, 2010 (the “Effective Date”).

1. Settlement.

(a) In consideration for your execution of this Letter Agreement and your compliance with the promises and obligations set forth herein, the Company has agreed to pay You a lump sum of €250,000, less customary payroll, withholding and other taxes as may be required under German law, on or prior to the Effective Date, in full and final settlement of any and all amounts due to You (i) under the Employment Agreement, including, but not limited to, paragraph 2, paragraph 3(a) and (d), and paragraph 4, (ii) pursuant to the previously-approved grant to You of 180,000 shares of the Company’s common stock under the 2010 Bonus and Incentive Plan in recognition of your efforts in connection with the consummation of the acquisition of Bluehill-ID AG, which grant has been heretofore deferred at your request, and (iii) any claimsYou may now have or in the future may have against the Company, its directors, officers, employees, affiliates or agents. As more specfically provided in paragraph 3 below, You agree to hereby waive and forever relinquish any right or entitlement to any and all amounts to which You may be entitled in connection with the matters set forth in clauses (i), (ii) and (iii) of the preceding sentence in the absence of this Letter Agreement or otherwise.

(b) The Company agrees that You are not required to repay, nor will any deduction or offset be made by the Company with respect to, the Break-up Fee (as defined in the Employment Agreement) previously paid to you pursuant to paragraph 2(d) of the Employment Agreement.

(c) For the avoidance of doubt, all benefits to which You are entitled under paragraph 3(b), (c) and (e) of the Employment Agreement will continue until the Effective Date and will terminate upon the close of business on such date. Any requests by You for reimbursement of business expenses incurred prior to the Effective Date must be received by the Company no later than January 10, 2011 or shall be thereafter be deemed waived.

Identive Group	T +1 949 250 8888
1900 Carnegie Ave., Bldg. B	F +1 949 250 7263
Santa Ana, CA 92705	info@identive-group.com
USA	www.identive-group.com

Company ASA
BOS 46,694,847v2 12-6-10	Executive FM

Felix Marx

December 7, 2010

2. Consulting Agreement. The Company agrees to negotiate in good faith with You mutually agreeable terms and conditions relating to the provision by You of certain consulting and advisory services to the Company, such services to be performed during 2011 at the rate of €25,000 per month with a minimum term of four (4) months.

3. Waiver and Release. You, of your own free will, voluntarily waive, release and forever discharge the Company, and all of its shareholders, officers, directors, insurers, agents and employees, both in their official and individual capacities, and all of the Company’s affiliates, subsidiaries, divisions, predecessors, successors, and assigns (all of whom who are collectively referred to in this Agreement as the “Released Parties”) of and from any and all actions or causes of action, suits, grievances, claims, benefits, vacation and sick pay, debts, charges, complaints, commissions, bonuses, stock options or share awards, wages, salary, equity, contracts (whether oral or written, express or implied from any source), and promises whatsoever, in law or equity, which You, or your heirs, executors, administrators, successors and assigns, may have, or may have knowledge of or may be charged with knowledge of, as of the date of this Letter Agreement for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of your employment by the Company or the cessation of said employment and including, but not limited to, any and all claims You have or may have relating to, or arising out of your employment by the Company, or any claimYou may have for breach of any agreements, including the Employment Agreement, arising out of or relating to your employment, or that You have been wrongfully terminated by the Company, including any claim for harassment or discrimination, discharge in violation of public policy and/or violation of any foreign, state and/or federal law, regulation or ordinance and/or public policy, contract, tort, or anything having any bearing whatsoever on your compensation, terms and conditions of employment and or cessation of your employment with the company which You ever had, now have or may have as of the date of the execution of this Letter Agreement.

You acknowledge the existence of and, with respect to the releases given in the above paragraph, expressly waive and relinquish any and all rights and benefits You have or may have under California Civil Code, Section 1542, or any comparable provision under applicable law, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You acknowledge that You are aware that You may hereafter discover facts different from or in addition to those which You now know or believe to be true with respect to the matters released herein, and agree that the releases so given above shall be and remain in effect as a full and complete release of the respective claims, notwithstanding any such different or additional facts.

Identive Group	Company ASA
BOS 46,694,847v2 12-6-10	Executive FM

Felix Marx

December 7, 2010

4. Confidentiality. You agree that the existence, terms and conditions of this Letter Agreement are fully confidential and may not be disclosed by You to any other person or entity except as may be required by law (including in response to regulatory, judicial, administrative, or other governmental inquiry or process), or to an immediate family member, or your accountant, attorney or personal or financial advisor. You acknowledge and agree that the Company may issue a press release in connection with the severance of your relationship with the Company and You agree to cooperate with the Company in the preparation and issuance thereof.

Nothing herein shall limit your right under applicable law to provide truthful information to regulatory, judicial, administrative or other governmental authorities, including participation in any investigation or proceeding conducted by federal, state, foreign or local authorities. Notwithstanding the foregoing, You agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by You or by anyone else on your behalf. Nothing herein shall limit your right to describe to your prospective employer, on a need to know basis, any limitations applicable to You regarding confidentiality.

5. Confidential Information; Non-Competition and Non-Solicitation. You acknowledge and agreed to be bound by your continuing performance obligations to the Company through the Effect Date as well as your continuing obligations from and after the Effective Date contained under paragraphs 5 and 6 of the Employment Agreement relating to the treatment of the Company’s confidential information, return of Company property, and non-solicitation. You further agree that for and during the 12-month period beginning on the Effective Date and ending December 31, 2011, You shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any of its subsidiaries or affiliates without the prior written consent of the Company. You agree that the foregoing restrictions are appropriate in duration and scope given your prior positions as a director and executive officer of the Company. You further acknowledge and agree that a breach of the covenants contained in such paragraphs may not be sufficiently compensable by monetary damages and that therefore the Company party may pursue all available equitable remedies, including injunctive relief.

6. Entire Agreement. This Letter Agreement contains the sole and entire agreement and understanding between You and the Company with respect to the entire subject matter hereof. No other agreement, oral or written, shall be deemed to exist with or to bind either of the parties hereto with respect to the entire subject matter hereof. This Letter Agreement supersedes any previous negotiations, agreements and understandings concerning the subject matter of this Letter Agreement. No provision hereof may be waived other than by a writing signed by both parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Letter Agreement may be modified or amended only by a written agreement executed by the parties hereto.

7. Successors and Assigns. This Letter Agreement is personal to You and may not be assigned by You. All payments and benefits to be provided to You pursuant to paragraph 1 above shall be made to your estate in the event of your death prior to the receipt thereof. The Company shall, however, have the absolute, unfettered right to assign this Letter Agreement to a successor-in-

Identive Group	Company ASA
BOS 46,694,847v2 12-6-10	Executive FM

Felix Marx

December 7, 2010

interest to the Company and it shall inure to the benefit of and shall be binding upon the predecessors, successors and assigns of Company. This Letter Agreement is not intended to constitute a third-party beneficiary contract.

8. Severability. In the event that any of the terms or provisions of this Letter Agreement are found to be legally unenforceable, then the remaining terms and conditions shall nevertheless be fully enforceable without regard to any such provision or terms that are found to be legally unenforceable.

9. Independent Counsel/Advisor. The Company has advised You to consult with independent legal counsel, tax consultant or any advisor of your choosing prior to executing this Letter Agreement. You acknowledge that You have had the opportunity to do so and have consulted with legal counsel and all other counsel or advisors as You have deemed necessary or appropriate. Each party acknowledges and represents that it or he has entered into this Letter Agreement freely, knowingly and without coercion and based on its or his judgment and not in reliance upon any representation or promise made by any other party. The parties hereto agree to bear their own costs and attorneys’ fees incurred in connection with this Letter Agreement and the subject matter hereof.

10. Governing Law. The terms and provisions of this Agreement shall be construed, interpreted and governed by the laws of the State of Delaware.

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Identive Group	Company ASA
BOS 46,694,847v2 12-6-10	Executive FM

Felix Marx

December 7, 2010

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but each of which, together, shall be deemed to constitute a single document.

Executed as of the date first set forth above.

Identive Group, Inc.

BY:	/S/ AYMAN S. ASHOUR
Name: Ayman S. Ashour

Agreed to this 7th day of December, 2010:

/S/ FELIX MARX
Felix Marx

Identive Group	Company ASA
BOS 46,694,847v2 12-6-10	Executive FM